Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
P.O. Box 151	Facsimile 860-646-8847
Manchester, CT 06045-0151	www.lydall.com

January 5, 2018

Randall B. Gonzales
[REDACTED]
[REDACTED]

Dear Randy:

I am pleased to extend an invitation to you to join Lydall, Inc. as Executive Vice President and Chief Financial Officer. Your starting date will be on a mutually agreed upon date subject to the details noted below, and is contingent upon successful fulfillment of all pre-employment requirements as outlined below. Chad A. McDaniel, Senior Vice President, General Counsel and Chief Administrative Officer, will assist you in all of the pre-employment procedures that may be required. As discussed, the particulars are as follows:

Compensation
Your base annual rate of compensation is $390,000 and will be paid on a bi-weekly basis. You will be eligible to participate in the Company Annual Incentive Performance (AIP) program at sixty (60%) percent of your actual paid base salary, in accordance with Plan Provisions. For the 2018 performance period, you will eligible to receive an amount equivalent to full year incentive compensation, without regard to any pro-rating due to your start date. You will receive a written description of the program with related targets during your orientation.

Equity Awards
Each year, you’ll be eligible to receive equity awards comparable to and at levels consistent with other members of the senior leadership team. Additionally, the Compensation Committee of the Board of Directors will grant to you the following equity awards: (a) a long-term incentive stock award estimated at a value of $390,000, split equally between shares of performance-based restricted stock and non-qualified stock options; and (b) a time-based restricted stock award covering that number of shares of the Company’s common stock equal to $400,000, vesting in three equal annual installments starting on the first anniversary of the date of grant.

The equity awards will be effective on or soon after your start date, provided there is no blackout period at that time; otherwise they will be granted at the close of market on the first full trading day after any blackout period has been lifted following your start date.

Start Date and Related Contingencies
You have indicated your intention to provide your current employer with your notice of resignation on Monday, January 15, 2018 with your last day being on Friday, March 9, 2018. By doing so, it is your belief that (a) you will remain eligible to receive your 2017 annual cash incentive payment of a minimum of $125,000 (“Minimum 2017 Bonus Amount”); and (b) the following number of shares subject to stock option awards will vest on their respective vesting dates: (i) 2,211 options vesting on March 2, 2018; (i) 1,627 options vesting on March 6, 2018; (i) 2,594 options vesting on March 7, 2018 (collectively, the “March 2018 Options”).

If, upon giving your notice of resignation on January 15th, your current employer does not allow you to receive your Minimum 2017 Bonus and/or allow the March 2018 Options to vest in full, then your start date will be on or before Monday, January 29, 2018. In consideration of the advance of your start date, Lydall will agree to provide you with the following additional compensation arrangements: (a) a cash sign-on bonus equal to the difference between the Minimum 2017 Bonus Amount and the actual amount you receive up to a maximum amount of $100,000 (such amount to be paid 60 days after your start date); and (b) a time-based restricted stock award covering that number of shares of the Company’s common stock equal to an additional $300,000, vesting in three equal annual installments starting on the first anniversary of the date of grant.

Health Premium Bridge
The Company will provide reimbursement in your first paycheck for documented COBRA premiums paid by you to bridge the Lydall health coverage waiting period.

Employment Agreement
Attached is an Agreement that outlines the terms of your severance arrangements.

Benefits
You are eligible for a comprehensive benefit package that includes medical, dental, disability, life, 401(k), and stock purchase plans. The applicable waiting periods and vesting schedules are outlined in the Benefits Handbook which will be provided to you during your orientation. A Summary of Benefits has been provided for your review. As a senior executive officer, you are also eligible for the following benefits (subject to reasonable underwriting requirements and reasonable premium costs):

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Executive Life Program – In place of the Basic Life insurance described in the Summary of Benefits provided to all employees, you will participate in an executive life program that provides three times your annual base salary under an individually-owned universal life policy. The premiums for this benefit will be taxable to you as ordinary income. The other life programs (AD&D, Business Travel, and Supplemental) in the Summary of Benefits will apply to you as described.

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Executive Long-Term Disability (LTD) Program – You are provided an executive LTD policy that is in addition to the group LTD program. The group program provides 60% replacement income to a monthly maximum of $10,000. The executive program is designed to obtain replacement income to bring an executive up to 100% of base salary; however, it is limited to the supplemental insurance that can be obtained from the carrier based upon each individual executive’s circumstances and underwriting limitations.

Vacation
You will be eligible for four (4) weeks paid vacation per year, prorated for 2018. You will continue at that level until you are eligible for additional weeks according to the Vacation Policy. All other provisions of the Vacation Policy apply.

Company Car
You will be provided with a $1,150 monthly car allowance, as outlined in the Company Policy. A company gas card will also be provided for your use.

Moving and Relocation
The Company has agreed to provide full relocation assistance. You will receive a copy of the Full Relocation Benefit Policy during your orientation. You must follow all the requirements in this policy to be eligible for relocation benefits. Should you intend to delay your relocation process to the Summer of 2018, the Company will agree to reimburse you for reasonable temporary housing expense through July 2018.

Repayment Covenant
It is required that you sign the accompanying Lydall Repayment Policy that states you are subject to repay any cash bonus paid by the Company in connection with the contingency start date noted above, as well as all relocation costs to the Company in the event of your voluntary termination or a termination for “cause” within eighteen (18) months of your start date.

Other
Employment with the Company is contingent upon your: 1) passing a substance abuse screening; 2) signing the Confidentiality, Invention and Non-Compete Agreement; 3) ability to provide the Company with proper documentation to establish your identity and eligibility for employment in the U.S.; 4) completion of an Employment Application, as necessary; 5) satisfactory completion and receipt of references and background checks; and 6) providing a copy of any agreement with your current or prior employers, and confirmation that your employment would not be a violation of any such agreement. Any violation of the above terms may subject you to withdrawal of the offer or termination of employment.

This letter is not a contract of employment. If you accept the offer and the other conditions for employment are satisfied, your employment with Lydall will be at-will, and both parties remain free to terminate the employment relationship at any time, in which case, the provisions of this letter may no longer apply. The terms of this offer must remain confidential and any disclosure to third parties, other than your legal counsel and advisors, must receive the written approval of the Company in advance. This Letter Agreement supersedes all prior understanding, whether written or oral, relating to the terms of your employment with Lydall.

Prior to your first day of employment, you must have completed your screenings at the clinic the company identifies for your location.

Should you accept this invitation to join Lydall, you must bring on your first day of employment your personal documentation that proves your eligibility to work in the US. You can find a list of acceptable documents (unexpired) at http://www.uscis.gov/sites/default/files/files/form/i-9.pdf on page 9. This form I-9 will be completed on your first day during your orientation session.

We look forward to the contributions that you will bring to Lydall. Please feel free to contact me or Chad if you have any questions.

Sincerely,

/S/ Dale G. Barnhart

Dale G. Barnhart
President and Chief Executive Officer

Acceptance of Offer:     /S/ Randall B. Gonzales January 9, 2018
Randall B. Gonzales    Date